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of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☑	Soliciting Material Under Rule 14a-12

UMH Properties, Inc.

(Name of Registrant as Specified In Its Charter)

Erez REIT Opportunities LP

Erez Asset Management LLC

Bruce Schanzer

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Erez Asset Management LLC issued a presentation regarding UMH Properties, Inc. The presentation, related press release, and social media posts are included below.

Erez
ASSET MANAGEMENT

Part 4: Raising capital from new investors and using it to pay dividends to existing investors

UMH Properties (NYSE: UMH)

Erez ASSET MANAGEMENT

Over the last 20 years, UMH has issued over $1 billion of new equity and then returned over $500 million of that capital to shareholders in the form of dividends

~$1.08B

new common stock issued, 2006-2025

~$513M

total common dividends paid, 2006-2025

~48%

of the stock issued went straight back out as dividends, 2006-2025

~82%

of dividend paid, 2006-2025, was return of capital

Over the last 20 years, UMH issued over 70 million shares, roughly 27 million of which raised capital that was simply paid straight back out to shareholders as return of capital.

Total common stock issued and total common dividends declared, including dividends reinvested through the DRIP (counted on both sides) per UMH 10-K financing activities, FY2006-2025. Return of capital: the portion of each distribution the IRS treats as a nondividend distribution (1099-DIV Box 3), capital returned rather than earnings. 2006-2025, dollar-weighted. Source: UMH 10-Ks.

UMH Properties (NYSE: UMH)

Erez ASSET MANAGEMENT

Not only did UMH not need to pay such a high dividend, it couldn't cover the dividend with its cash flow yet kept diluting shareholders

20 of 20

years the dividend exceeded FAD per share, 2006-2025

~154%

cumulative dividend as a share of FAD, 2006-2025

Dividend as % of FAD, 2006-2025
154%
78%
70%
UMH
SUI
ELS

The MH business generally has a very attractive cash flow profile. UMH's manufactured-housing peers cover their dividends with room to spare; UMH has not. Why is that?

Cumulative dividend as a share of FAD, 2006-2025. FAD (Funds Available for Distribution) = FFO less estimated recurring maintenance capex and scheduled principal amortization. SUI uses SUI's disclosed capex and amortization; ELS capex is disclosed and its amortization approximated; UMH, which discloses neither, is in our view conservatively approximated from manufactured-housing peer levels. Cumulative = total dividends divided by total FAD. Source: UMH, ELS, SUI 10-Ks.

UMH Properties (NYSE: UMH)

Over the last 20 years manufactured housing assets tripled in value, yet UMH stock went nowhere. Diluting shareholders more than eightfold to fund an unnecessary dividend is one of the many reasons.

+222%

growth in MH asset values, 2006-2026 (Erez estimate)

~0%

change in the share price over the same 20 years

+738%

growth in shares outstanding, 2006-2026 (~8.4x)

REITs create value through astute and judicious capital allocation decisions. Bad capital allocation decisions compound and destroy value. UMH issuing stock to fund its dividend is the tip of the iceberg. UMH's managers are chronically weak capital allocators. This is one of the main reasons why they continue to systematically destroy value.

Asset value: Erez by-state revaluation of UMH's 2006 community footprint to 2026. Share price $15.65 (Sep 2006) to $15.57 (Sep 2026). Shares outstanding 10.2M (Sep 2006) to 85.6M (Q3 2026) per UMH filings.

Right Horse, Wrong Jockey

A dividend funded with an investor's own capital is not a return on anything. Selling undervalued shares to fund a dividend that isn't supported by cash flow is simply value destruction dressed up as a yield. And UMH has not stopped these misguided tactics. Shareholders deserve better and management needs to be stopped before it destroys even more value.

Sign up for updates as we continue making the Case for Change at UMH Properties.
To learn more visit www.saveUMH.com

Important disclosures

The materials contained in this presentation (this "Presentation") are provided by Erez Asset Management LLC ("Erez" or the "Investment Manager") for informational purposes only and are not an advertisement. A reference to any security in this Presentation should not be considered an offer to buy or sell these securities. This Presentation does not constitute an offer to sell or any offer to buy any security or investment product. All investing involves risk, including the possible loss of principal.

Reference is made to Erez and Erez REIT Opportunities Fund, LP (the "Partnership" or "Erez Opportunities"). Any references to target returns, investment opportunities, strategies or allocations, or to prior specific investments made by affiliates of the Investment Manager and the Partnership, are only guidelines, are not intended to supersede the terms contained in the relevant offering documents, and do not reflect the performance of the Partnership or any other pooled vehicle. Past performance of any such affiliated investments does not guarantee any future results of the Partnership.

The views expressed in this Presentation represent the current opinions of Erez only, and are based on publicly available information with respect to UMH Properties, Inc. ("UMH" or the "Company"). Erez recognizes that there may be confidential information in the possession of the Company discussed that could lead them to disagree with Erez's conclusions. While the information contained herein is from sources believed reliable, there is no representation that it is accurate or complete and it should not be relied upon as such. Unless otherwise indicated, figures may not have been calculated using generally accepted accounting principles ("GAAP") and may not have been audited. The hypothetical or theoretical figures presented in this Presentation are illustrative estimates based on stated assumptions only, do not reflect actual trading prices or the Company's actual value, and are not projections, forecasts, or guarantees of future performance.

Any specific investment or investment strategy can result in a loss. There is no assurance that the Erez activist strategy or investment process will consistently lead to successful investing. This Presentation does not recommend the purchase or sale of any security. Erez reserves the right to change any of the opinions expressed in this Presentation at any time as it deems appropriate and disclaims any obligation to update the data, information or opinions contained in this Presentation. The information in this Presentation does not constitute tax, legal or investment advice. This Presentation is proprietary to Erez.

Erez, Erez Opportunities, and other accounts managed by Erez may own securities of UMH and may have interests that differ from those of other shareholders. Erez and its affiliates purchase or sell securities of UMH from time to time. Accordingly, Erez has a financial interest in the outcome of matters discussed in this Presentation.

Any opinions expressed herein represent current opinions only. Neither the Investment Manager nor the Partnership accepts any liability for loss arising from the use of this material.

Contact

Erez Asset Management

Bruce Schanzer, *Chairman and Chief Investment Officer*
bschanzer@erezassetmgmt.com

Erez Asset Management Releases Fourth Installment of its “Right Horse, Wrong Jockey: The Case for Change at UMH Properties” Series

Exposes UMH’s Practice Over the Last 20 Years of Selling Stock to Raise Cash to Pay Unnecessary Dividends, Diluting Shareholders and Destroying Value

NEW ROCHELLE, New York, Nov. 12, 2026 /PRNewswire/ -- Erez Asset Management, LLC (“Erez”), which owns approximately 5.5% of the outstanding shares of UMH Properties, Inc. (NYSE: UMH) (“UMH” or the “Company”), today issued the latest installment in its series, “Right Horse, Wrong Jockey: The Case for Change at UMH Properties,” highlighting the Company’s persistent issuance of new equity to fund dividends that were not required under the REIT rules and that exceeded funds available for distribution in each of the last 20 years.

The fourth installment follows three prior presentations examining (1) UMH’s decades of shareholder underperformance despite significant appreciation in assets, (2) its unsuccessful investments in other publicly traded REITs, including investments into all four of the REITS that have filed for bankruptcy since 2015 and (3) the Landy family’s history of value destruction and governance failures, as seen at Monmouth Real Estate Investment Corporation.

The latest presentation, along with all previous installments of the series and other materials, is available on our website at saveUMH.com.

Erez encourages all UMH shareholders to visit the website and sign up for updates as it continues to make the case for change at UMH Properties.

About Erez Asset Management.

Erez Asset Management, LLC is an investment management firm focused on undervalued small market cap REITs. Erez was founded in 2022 by Bruce Schanzer, former CEO of Cedar Realty Trust, a shopping center REIT, after the successful monetization of Cedar. Erez seeks to acquire meaningful stakes in REITs in which it believes it can work collaboratively with the management team and the board to help catalyze improved performance and share price appreciation by pursuing operational initiatives and strategic alternatives intended to benefit all stakeholders.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person.

Erez Asset Management LLC (“Erez” or the “Investment Manager”), Erez REIT Opportunities Fund, LP (the “Partnership” or “Erez Opportunities”) and Bruce Schanzer (“Mr. Schanzer,” and together with the Investment Manager and the Partnership, the “Participants”) intend to seek Board change and file a definitive proxy statement and accompanying form of proxy with the Securities and Exchange Commission (the “SEC”) to be used in connection with a solicitation of proxies from the shareholders of the Company in connection with the Company’s 2027 annual meeting of shareholders. The Company’s shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies with respect to the Company by the Participants as they become available because they will contain important information. They will be made available at no charge on the SEC’s website, http://www.sec.gov/. As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 4,750,000 shares of the Company’s common stock, $0.10 par value per share (the “Common Stock”). The Investment Manager, by virtue of its status as the investment manager of various funds and accounts, including the Partnership, and Mr. Schanzer, by virtue of his status as the Chairman, Chief Investment Officer and sole member of the Investment Manager, may be deemed to beneficially own the 4,750,000 shares of Common Stock held by such funds and accounts. The Partnership may be deemed to beneficially own the 3,835,422 shares of Common Stock which it directly holds.

Media and Investor Contact

info@erezassetmgmt.com